Exhibit 99.1

Abbott Reports Strong Second Quarter Results

–  Second-Quarter Ongoing EPS of $1.23, an Increase of Nearly 10 Percent and Exceeding the Company’s Quarterly Guidance Range; GAAP EPS of $1.08  –

–  Confirms Full-Year 2012 Ongoing EPS Guidance Range  –

–  Significant Gross Margin Improvement  –

–  On Track to Separate into Two Leading Health Care Companies at Year End  –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745	ABBOTT PARK, Ill., July 18, 2012 — Abbott today announced financial results for the second quarter ended June 30, 2012.

•      Diluted earnings per share, excluding specified items, were $1.23, reflecting 9.8 percent growth, exceeding Abbott’s guidance range. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $1.08, including specified items.

• Excluding foreign exchange, worldwide sales increased 6.7 percent. Reported sales increased 2.0 percent, including an unfavorable 4.7 percent effect of foreign exchange.

•      Second-quarter results included an adjusted gross margin ratio of 63.3 percent, an increase of 310 basis points over 2011, driven by improved efficiencies across a number of operating divisions, favorable product mix and the effect of foreign exchange. The gross margin ratio under GAAP was 62.9 percent.

•      Abbott is confirming its ongoing earnings-per-share guidance for 2012 of $5.00 to $5.10, reflecting another year of expected strong performance. Including specified items, projected earnings per share under GAAP would be $4.29 to $4.39 for the full-year 2012.

“Abbott continues to deliver strong results as we remain on track to separate into two leading health care companies,” said Miles D. White, chairman and chief executive officer, Abbott. “During the second quarter, we launched and advanced numerous projects in our promising, broad-based pipeline and achieved key milestones in the separation process.”

The following is a summary of second-quarter 2012 sales by major business category.

				% Change vs. 2Q11
	Sales ($ in millions)					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational		Reported

Total Sales	4,178	5,629	9,807	6.1		7.0	(0.9)	6.7		2.0

Proprietary Pharmaceuticals	2,485	1,895	4,380	7.9		10.9	1.2	9.3		4.9

Nutritionals	741	843	1,584	13.1		4.5	1.0	8.3		6.3

Established Pharmaceuticals	—	1,246	1,246	n/a		3.8	(6.0)	3.8		(6.0)

Core Laboratory Diagnostics	175	709	884	15.3		7.2	0.7	8.6		3.3

Molecular Diagnostics	48	58	106	7.3		4.1	(3.8)	5.5		1.0

Point of Care Diagnostics	70	18	88	16.9		4.7	1.3	14.3		13.5

Vascular(a)	307	459	766	(22.2	)(a)	11.1	4.3	(4.7	)(a)	(8.3	)(a)

Diabetes Care	144	186	330	8.6		(0.3)	(7.7)	3.3		(1.2)

Medical Optics	103	180	283	1.0		1.0	(3.9)	1.0		(2.1)

Other Sales	105	35	140	10.9		9.8	2.4	10.6		8.6

The following is a summary of six-month 2012 sales by major business category.

				% Change vs. 1H11
	Sales ($ in millions)					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational		Reported

Total Sales	7,901	11,363	19,264	6.0		6.5	1.4	6.3		3.3

Proprietary Pharmaceuticals	4,538	3,914	8,452	7.3		10.6	4.5	8.9		6.0

Nutritionals	1,448	1,702	3,150	12.0		7.1	5.0	9.3		8.1

Established Pharmaceuticals	—	2,503	2,503	n/a		2.8	(3.9)	2.8		(3.9)

Core Laboratory Diagnostics	349	1,388	1,737	14.1		6.1	1.9	7.6		4.1

Molecular Diagnostics	95	116	211	5.2		7.6	1.9	6.6		3.4

Point of Care Diagnostics	134	38	172	16.8		15.9	14.3	16.7		16.3

Vascular(b)	649	920	1,569	(17.2	)(b)	6.5	2.7	(4.6	)(b)	(6.6	)(b)

Diabetes Care	283	365	648	8.0		(3.6)	(8.2)	1.0		(1.8)

Medical Optics	203	352	555	1.3		1.6	(1.3)	1.4		(0.4)

Other Sales	202	65	267	14.1		(4.3)	(8.5)	8.8		7.6

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a)     In the second quarter, excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), worldwide operational sales increased 4.6 percent, worldwide reported sales increased 0.4 percent, and U.S. Vascular sales decreased 6.0 percent.

(b)    In the first half, excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), worldwide operational sales increased 4.5 percent, worldwide reported sales increased 2.1 percent, and U.S. Vascular sales increased 0.7 percent.

n/a = Not applicable

The following is a summary of second-quarter 2012 sales for select products.

				% Change vs. 2Q11
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	1,056	1,270	2,326	27.9	19.5	8.4	23.0	16.5

TRILIPIX/TriCor (fenofibrate)	311	77	388	(5.2)	(2.3)	(12.2)	(4.5)	(6.6)

AndroGel	276	8	284	26.1	(5.7)	(10.2)	24.9	24.7

Kaletra	70	205	275	(12.5)	(13.4)	(20.1)	(13.2)	(18.3)

Lupron	140	60	200	3.9	(7.0)	(14.1)	0.2	(2.2)

Niaspan	211	—	211	(14.7)	n/a	n/a	(14.7)	(14.7)

Synthroid	122	27	149	(13.0)	19.8	6.5	(8.0)	(10.0)

Creon	88	74	162	12.1	16.9	4.8	14.4	8.7

Pediatric Nutritionals	374	489	863	25.3	4.5	1.8	12.5	10.8

Adult Nutritionals	362	354	716	3.0	4.3	(0.3)	3.7	1.4

Xience Drug-Eluting Stents	140	260	400	(2.6)	10.4	4.7	5.6	2.0

Other Coronary Products(c)	49	98	147	(5.6)	(0.6)	(7.3)	(2.3)	(6.8)

Endovascular(d)	60	55	115	(4.6)	9.7	0.8	2.0	(2.1)

The following is a summary of six-month 2012 sales for select products.

				% Change vs. 1H11
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	1,828	2,431	4,259	25.6	18.5	11.1	21.3	16.9

TRILIPIX/TriCor (fenofibrate)	565	152	717	(8.4)	(2.1)	(8.9)	(7.1)	(8.5)

AndroGel	508	16	524	24.9	9.8	6.1	24.3	24.2

Kaletra	125	371	496	(13.6)	(10.6)	(15.8)	(11.3)	(15.2)

Lupron	282	118	400	10.6	(7.7)	(12.3)	4.2	2.6

Niaspan	402	—	402	(15.0)	n/a	n/a	(15.0)	(15.0)

Synthroid	252	52	304	(2.3)	13.5	4.5	0.3	(1.2)

Creon	156	152	308	9.2	17.3	9.4	13.2	9.3

Pediatric Nutritionals	731	992	1,723	20.2	8.6	7.1	13.2	12.3

Adult Nutritionals	710	710	1,420	5.0	5.1	2.2	5.1	3.6

Xience Drug-Eluting Stents	290	514	804	7.6	5.6	2.6	6.2	4.3

Other Coronary Products(c)	101	201	302	(1.9)	2.2	(2.0)	0.8	(2.0)

Endovascular(d)	122	106	228	(0.2)	8.6	3.0	3.8	1.2

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(c) Includes guide wires, balloon catheters and other coronary products.

(d) Includes vessel closure, carotid stents and other peripheral products.

n/a = Not applicable

Business Highlights

Received Approval for Next-Generation XIENCE PRIME Drug Eluting Stent in Japan

Announced approval in Japan for the next-generation XIENCE PRIME™ drug eluting stent for the treatment of coronary artery disease. XIENCE PRIME features an enhanced delivery system designed for greater flexibility, ideal radial strength, excellent longitudinal strength and more accurate placement.

Received Positive Opinion for HUMIRA in Axial Spondyloarthritis

Received Positive Opinion in Europe for HUMIRA® in patients with non-radiographic axial spondyloarthritis (axSpA). Also presented new data including Phase 3 results in axSpA, Phase 3 results in peripheral spondyloarthritis, and 10-year data in patients with long-standing rheumatoid arthritis.

Announced Opening of First Nutrition R&D Center in India

Established a nutrition R&D center in India in collaboration with Syngene, India’s leading contract research organization. The center will focus on the development of science-based, affordable nutrition products and enable the expansion of Abbott’s nutrition product portfolio in India.

Acquired Investigational Compound for Prevention of Acute Kidney Injury

Enhanced Abbott’s pipeline in renal care with the acquisition of AP214 from Action Pharma A/S. AP214 is in development to prevent acute kidney injury associated with major cardiac surgery in patients at increased risk and has further potential in adjacent indications. AP214 is now known as ABT-719.

Launched Three New Medical Optics Technologies

Received U.S. approval for iFS Advanced Femtosecond Laser in cataract surgery and Healon EndoCoat OVD for use as a surgical aid in cataract extraction and intraocular lens implantation. Additionally, Abbott launched in Europe and Japan the iDesign Advanced WaveScan Studio aberrometer for mapping and analyzing corneal aberrations in the eye.

Initiated Phase 3 Study of Elagolix in Patients with Endometriosis

Announced the initiation of a pivotal Phase 3 clinical trial designed to evaluate the safety and efficacy of elagolix in female patients with endometriosis. Elagolix is an oral gonadotropin-releasing hormone (GnRH) antagonist, and is also being studied for the treatment of uterine fibroids.

Received XIENCE Indication in Europe for Three-Month Dual Anti-Platelet Therapy

Announced that XIENCE PRIME and XIENCE V® have received CE Mark in Europe for the use of dual anti-platelet therapy (DAPT) for at least three months after stent implantation in patients with coronary artery disease. This is the shortest duration of DAPT for any major drug eluting stent in Europe.

Introduced New Nutritional Products in the United States

Announced the launch of several new nutritional products, including PediaSure SideKicks® Clear for picky eaters, Ensure Clear™ fruit-flavored beverages, ZonePerfect Perfectly Simple™ limited-ingredient nutrition bars, and a new line of EAS® performance nutrition products for athletes.

Presented Strong Phase 2 Results from Abbott’s Advancing Hepatitis C Program

Presented clinical trial results from two interferon-free, Phase 2 studies for the treatment of hepatitis C, PILOT and CO-PILOT. Additional data from Abbott’s advancing hepatitis C program will be presented later this year at the American Association for the Study of Liver Diseases (AASLD) meeting.

Introduced New Laboratory Solutions and Diagnostic Assays

Launched key laboratory solutions, including OneLab, a novel, integrated Web-based software platform to help customers manage laboratory information, as well as important diagnostic tests in the areas of metabolics and infectious disease.

Abbott confirms ongoing earnings-per-share outlook for 2012

Abbott is confirming its ongoing earnings-per-share guidance for the full-year 2012 of $5.00 to $5.10, reflecting another year of expected strong performance.

Abbott forecasts specified items for the full-year 2012 of approximately $0.71 per share, primarily associated with in-process R&D, separation costs, acquisition integration and cost-reduction initiatives. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $4.29 to $4.39 for the full-year 2012. Our full-year forecast of specified items has increased from our previous guidance as it now includes expected 2012 one-time separation costs related to the planned separation of Abbott into two companies. The forecast of specified items does not include bond refinancing costs related to the planned separation, which will be quantified at a later date.

Abbott declares 354th quarterly dividend

On June 8, 2012, the board of directors of Abbott declared the company’s quarterly common dividend of 51 cents per share. The cash dividend is payable Aug. 15, 2012, to shareholders of record at the close of business on July 13, 2012. This marks the 354th consecutive dividend paid by Abbott since 1924. Abbott is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividends for 25 consecutive years.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 91,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including the planned separation of the research-based pharmaceutical company from the diversified medical products company and the expected financial results of the two companies after the separation. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2011, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$9,807	$9,616	2.0

Cost of products sold	3,637	3,870	(6.0)
Research and development	1,011	1,038	(2.6)
Acquired in-process and collaborations research and development	110	173	n/m
Selling, general and administrative	2,945	2,762	6.6
Total Operating Cost and Expenses	7,703	7,843	(1.8)

Operating earnings	2,104	1,773	18.7

Net interest expense	107	115	(7.4)
Net foreign exchange (gain) loss	(14)	(11)	n/m
Other (income) expense, net	8	(6)	n/m
Earnings before taxes	2,003	1,675	19.6
Taxes on earnings	278	(268)	n/m	1)
Net Earnings	$1,725	$1,943	(11.2)

Net Earnings Excluding Specified Items, as described below	$1,966	$1,768	11.2	2)

Diluted Earnings per Common Share	$1.08	$1.23	(12.2)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.23	$1.12	9.8	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,589	1,566

1)              2011 Taxes on earnings includes a favorable adjustment to tax expense of $519 million, or $0.33 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

2)              2012 Net Earnings Excluding Specified Items excludes after-tax charges of $64 million, or $0.04 per share, related to expenses associated with the separation transaction, $71 million, or $0.05 per share, for acquired in-process research and development related to the Action Pharma asset acquisition, and $106 million, or $0.06 per share, related primarily to restructuring and integration charges.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $60 million, or $0.04 per share, associated with the acquisition of Solvay Pharmaceuticals, $35 million, or $0.02 per share, for cost reduction initiatives and other, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, and $173 million, or $0.11 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations. These items were offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $519 million, or $0.33 per share.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Half Ended June 30, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$19,264	$18,657	3.3

Cost of products sold	7,362	7,729	(4.8)
Research and development	2,017	1,968	2.5
Acquired in-process and collaborations research and development	260	273	n/m
Selling, general and administrative	5,945	5,613	5.9
Total Operating Cost and Expenses	15,584	15,583	—

Operating earnings	3,680	3,074	19.7

Net interest expense	216	239	(9.6)
Net foreign exchange (gain) loss	11	(43)	n/m
Other (income) expense, net	(63)	135	n/m	1)
Earnings before taxes	3,516	2,743	28.2
Taxes on earnings	549	(63)	n/m	2)
Net Earnings	$2,967	$2,806	5.7

Net Earnings Excluding Specified Items, as described below	$3,614	$3,186	13.4	3)

Diluted Earnings per Common Share	$1.85	$1.79	3.9

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$2.26	$2.03	11.8	3)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,589	1,562

1)              Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end. This is treated as a specified item as noted below.

2)              2011 Taxes on earnings includes a favorable adjustment to tax expense of $519 million, or $0.33 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

3)              2012 Net Earnings Excluding Specified Items excludes after-tax charges of $98 million, or $0.06 per share, related to expenses associated with the separation transaction, $222 million, or $0.14 per share, for acquired in-process research and development related to the Galapagos collaboration and the Action Pharma asset acquisition, $50 million, or $0.03 per share, for a milestone payment related to the Reata collaboration, $111 million, or $0.07 per share for litigation and $166 million, or $0.11 per share, related primarily to restructuring and integration charges.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $142 million, or $0.09 per share, associated with the acquisition of Solvay Pharmaceuticals, $107 million, or $0.07 per share, for restructuring in the pharmaceutical business, $88 million, or $0.05 per share, for previously announced cost reduction initiatives and other, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $273 million, or $0.17 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, and $76 million, or $0.05 per share, for litigation. These items were offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $519 million, or $0.33 per share.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove sales growth in the quarter?

A1)                            Excluding foreign exchange, worldwide sales increased 6.7 percent. Reported sales increased 2.0 percent, including an unfavorable 4.7 percent effect of foreign exchange. In emerging markets, sales increased more than 12 percent, excluding foreign exchange, with strong double-digit growth in many of the key emerging markets across Abbott’s businesses.

Worldwide Nutritionals sales increased 8.3 percent in the quarter, excluding an unfavorable 2.0 percent effect of foreign exchange. U.S. Nutritionals increased 13.1 percent, with U.S.  Pediatric Nutritionals sales growth of 25.3 percent on continued share gains of our infant formula, Similac®, and continued double-digit growth of PediaSure®. U.S. Adult Nutritionals grew 3.0 percent, driven by strong growth of Ensure® and Glucerna®. Several new pediatric and adult nutritional products were launched in the second quarter. International Nutritionals increased 4.5 percent, excluding an unfavorable 3.5 percent effect of foreign exchange, driven by continued growth of both the pediatric and adult segments, partially offset by the transition to a direct distribution model in certain markets.

Global sales of Core Laboratory Diagnostics increased 8.6 percent, excluding an unfavorable 5.3 percent effect of foreign exchange, driven by 15.3 percent growth in the U.S. due to continued growth of ARCHITECT and PRISM, and 7.2 percent international growth, excluding an unfavorable 6.5 percent effect of foreign exchange. Point of Care Diagnostics also drove global Diagnostics sales growth in the quarter.

Worldwide Proprietary Pharmaceuticals sales increased 9.3 percent, excluding an unfavorable 4.4 percent effect of foreign exchange, driven by strong growth across a number of key franchises including HUMIRA, AndroGel® and Creon®.

Q2)                           What is the update on Abbott’s planned separation into two leading health care companies?

A2)                            In October 2011, Abbott announced plans to separate into two publicly traded companies, one in diversified medical products and the other in research-based pharmaceuticals. The diversified medical products company will consist of Abbott’s branded generic pharmaceuticals, devices, diagnostics and nutritionals businesses, and will retain the Abbott name. The research-based pharmaceutical company, named AbbVie, will include Abbott’s current portfolio of proprietary pharmaceuticals and biologics.

The transaction is intended to take the form of a tax-free distribution to Abbott shareholders of a new publicly traded stock for the new pharmaceutical company. The stock distribution ratio will be determined at a future date. It is expected that the two companies will each pay a dividend that, when combined, will at least equal the current Abbott dividend at the time of separation.

In June, Abbott filed the initial Form 10 for AbbVie, which provided historical results for AbbVie on a GAAP basis for the past three years, and for the first quarters of 2012 and 2011. These historical results included an allocation of certain costs, previously held at the corporate level, to the business. In addition, senior management assignments for AbbVie were identified. We expect to file amendments to the Form 10 as more information becomes available.

We continue to expect the separation to be completed at the end of this year.

Questions & Answers (continued)

Q3)                           What was the gross margin ratio in the quarter?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	2Q12
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,637	$6,170	62.9%
Adjusted for specified items:
Restructuring/integration/other	$(42)	$42	0.4%
As adjusted	$3,595	$6,212	63.3%

The adjusted gross margin ratio was 63.3 percent in the second quarter, an increase of 310 basis points from the prior year quarter, driven by improved efficiencies across a number of operating divisions, favorable product mix and the effect of foreign exchange.

Q4)                           What drove ongoing SG&A and R&D investment?

A4)                            Both ongoing SG&A and R&D investment reflect Abbott’s continued investment in programs to drive future growth. Ongoing R&D expense as a percentage of sales was 9.8 percent, or 10.3 percent on a GAAP basis, reflecting continued investment in Abbott’s pipeline, including programs in vascular devices, diagnostics, nutritionals, immunology, neuroscience, chronic kidney disease and hepatitis C.

Q5)                           What was the tax rate?

A5)                            The ongoing tax rate this quarter was 15.0 percent, in line with expectations.

	2Q12
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported (GAAP)	$2,003	$278	13.9%
Specified items	$309	$68	22.0%
Excluding specified items	$2,312	$346	15.0%

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted second-quarter results as follows:

	2Q12
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,003	$1,725	$1.08
Adjusted for specified items:
Acquired in-process research and development	$110	$71	$0.05
Separation costs	$78	$64	$0.04
Restructuring/integration/other	$121	$106	$0.06
As adjusted	$2,312	$1,966	$1.23

Acquired in-process research and development is related to the acquisition of AP214 from Action Pharma A/S. Separation costs are expenses related to the planned separation of Abbott into two leading health care companies. Restructuring/integration/other is associated with previously announced restructuring actions and acquisition-related integration costs.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q12
	Cost of Products Sold	R&D	Acquired in-process R&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,637	$1,011	$110	$2,945	$8
Adjusted for specified items:
Acquired in-process research and development	—	—	$(110)	—	—
Separation costs	$(1)	—	—	$(77)	—
Restructuring/integration/other	$(41)	$(46)	—	$(17)	$(17)
As adjusted	$3,595	$965	—	$2,851	$(9)

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline?

A7)                            In the first half of 2012, we made significant progress in advancing both our pharmaceutical pipeline, which currently includes more than 20 compounds or new indications in Phase 2 or Phase 3 development, as well as our diversified medical products pipeline. Following are highlights:

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 170 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV program includes three mechanisms of action in Phase 2b clinical trials, including protease, polymerase and NS5A inhibitors. Abbott is evaluating combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  Earlier this year, we released positive Phase 2 results from two interferon-free studies for the treatment of HCV. In the study known as CO-PILOT, ABT-450/r, plus ABT-333 and ribavirin administered for 12 weeks showed sustained virological response at 12 weeks post treatment (SVR12) in 93 percent and 95 percent of treatment-naïve genotype 1 (GT1) patients. In a separate study, known as PILOT, 91 percent of GT1 infected, treatment-naïve patients taking ABT-450/r and ABT-072 combined with ribavirin administered for 12 weeks, achieved sustained viral response at 24 weeks (SVR24). Larger Phase 2 clinical trials are ongoing, and we expect to present additional data later this year.

•                  Chronic Kidney Disease

•                  In May, Abbott enhanced its pipeline in renal care with the acquisition of AP214, an investigational compound in development to prevent acute kidney injury (AKI) associated with major cardiac surgery in patients at increased risk. The compound also has further potential in adjacent indications. AP214 is a hormone analogue that targets both systemic inflammation and cellular death (apoptosis) caused by hypoxia (lack of blood flow) that can occur during surgery. In September 2011, Action Pharma announced positive Phase 2b top-line results evaluating the efficacy, safety and tolerability of AP214. Abbott plans to conduct another Phase 2b study, which is expected to begin later this year.

•                  Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class antioxidant inflammation modulator that activates Nrf2, a pathway involved in the progression of CKD. A global Phase 3 trial is currently underway. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding the U.S. and certain Asian markets.

•                  Also in development for the treatment of CKD is atrasentan, a compound discovered by Abbott scientists. A Phase 2b study in patients with diabetic kidney disease is ongoing with results expected later this year.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline? (continued)

A7)                            (continued)

•                  Immunology

•                  Abbott’s scientific experience with HUMIRA serves as a strong foundation for its continuing research in immunology. We are developing several additional indications for HUMIRA and have a number of next-generation programs underway to address various immune-mediated conditions, including five programs in development for rheumatoid arthritis (RA) alone.

•                  Abbott recently received approval in Europe for HUMIRA for the treatment of ulcerative colitis, and in June, we received Positive Opinion in Europe for HUMIRA in patients with non-radiographic axial spondyloarthritis. We also initiated two Phase 3 clinical trials to evaluate HUMIRA in patients with hidradenitis suppurativa, a dermatologic condition for which there are currently no approved treatments.

•                  Earlier this year, we announced a global collaboration to develop and commercialize an oral, next-generation JAK1 inhibitor in Phase 2 development with the potential to treat RA and other autoimmune diseases. We are also evaluating a number of other oral programs including an internal JAK1 candidate and a SYK inhibitor. Additionally, in late 2011 we announced plans to jointly develop and commercialize Reata’s portfolio of second-generation oral antioxidant inflammation modulators, with potential in RA and other conditions.

•                  Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to next-generation biologic treatments for complex conditions such as cancer or RA, where multiple pathways are involved in the disease. In 2011, we advanced two DVD-Ig molecules into Phase 1 clinical trials.

•                  Abbott’s anti-CD4 biologic, BT-061, in development with a partner company, is currently in Phase 2 clinical trials for RA and psoriasis.

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies.

•                  Elotuzumab, an anti-CD37 antibody, is currently in Phase 3 development with a partner company for multiple myeloma. Abbott is evaluating a number of promising mechanisms, including work on EGFR, Bcl2, PARP, aurora kinase and cMET, among others.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline? (continued)

A7)                            (continued)

•                  Neuroscience / Pain

•                  Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has a number of compounds in human studies for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS).

•                  Abbott is partnering on the development of a novel, next-generation antibody, daclizumab, which is currently in Phase 3 clinical trials for MS.

•                  Additionally, Abbott recently announced positive results from a Phase 3 trial evaluating levodopa-carbidopa intestinal gel (LCIG) for advanced Parkinson’s disease. We expect to submit a U.S. regulatory application for LCIG this year.

•                  Women’s Health

•                  Elagolix, a novel, first-in-class oral gonadotropin-releasing hormone (GnRH), is in development for the treatment of endometriosis-related pain and fibroids. Abbott and its partner recently initiated a Phase 3 study in endometriosis and a Phase 2 study in uterine fibroids is underway.

•                  Vision Care

•                  Abbott expects numerous new products and technology advancements over the next five years from its cataract, refractive and corneal business units. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its portfolio of cataract technologies which includes intraocular lenses (IOLs), phacoemulsification systems and viscoelastics.

•                  Abbott recently received U.S. FDA clearance to use Abbott’s iFS Advanced Femtosecond Laser in cataract surgery, giving surgeons the ability to make precise, bladeless incisions during surgery and customize for each individual patient. Abbott also expanded its Healon® family of ophthalmic viscosurgical devices (OVDs) with the FDA approval of Healon EndoCoat OVD, a device intended for use as a surgical aid in cataract extraction and IOL implantation. Additionally, Abbott launched in Europe and Japan the iDesign Advanced WaveScan Studio aberrometer, a next-generation diagnostic tool for mapping and analyzing corneal aberrations in the eye.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline? (continued)

A7)                            (continued)

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and is working on well-staged incremental advances and truly game-changing technologies that have the ability to restate the market.

•                  Drug Eluting Stents (DES) — Abbott has several next-generation DES platforms on the market and in development. Earlier this year, XIENCE PRIME received approval in Japan, and is now available in all of the major markets worldwide. Also in development is XIENCE Xpedition®, our next-generation DES that offers a new catheter for enhanced deliverability, as well as a broader size matrix. We expect Xpedition to launch in Europe this year and in the United States in 2013.

•                  Core Coronary products — Abbott is continuing to expand its position in the more-than- $2 billion core coronary market. Abbott’s next-generation balloon dilatation catheter, TREK®, is available in the United States, Europe and Japan, and we plan to introduce additional balloon catheters and next-generation guide wires over the next few years.

•                  Bioresorbable Vascular Scaffold (BVS) — Abbott has the most advanced BVS clinical program in the industry. Absorb™, the world’s first drug-eluting BVS for the treatment of coronary artery disease, restores blood flow to the heart by opening a clogged vessel and providing support to the vessel until the device dissolves, leaving patients with a treated vessel free of a permanent metallic cage. Absorb is authorized for sale in Europe and is an investigational device in a number of countries around the world. We recently presented two-year data demonstrating impressive efficacy and safety results for Absorb for the treatment of coronary and peripheral artery disease.

•                  MitraClip — MitraClip® is a minimally invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. Significant MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is on the market in Europe and a number of other countries and is currently under U.S. FDA review.

•                  Endovascular products — Abbott’s endovascular business is led by recent launches of key products including the Armada peripheral balloon line and the RX Herculink Elite® Renal Stent System, and R&D investments in peripheral artery disease and vessel closure. Earlier this year, we announced U.S. FDA approval of the Absolute Pro® Vascular Self-Expanding Stent System for the treatment of iliac artery disease, a form of peripheral artery disease that affects the lower extremities.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline? (continued)

A7)                            (continued)

•                  Molecular Diagnostics

•                  Earlier this year, Abbott obtained CE Mark in Europe for its rapid, high-throughput PLEX-ID instrument, along with three assays for use on the system. PLEX-ID addresses a significant unmet need for rapid detection and identification of a broad range of microbes that cause infections in patients. Abbott expects to launch more than 15 new molecular diagnostic products over the next few years, including several novel oncology, infectious disease and companion diagnostic assays.

•                  Core Laboratory Diagnostics

•                  Abbott is focusing on near-term launches of important automation and informatics solutions to help improve efficiencies in the laboratory. These important innovations will play a critical role in reducing the time it takes for a test result to be delivered to the physician to aid in patient diagnosis. Earlier this month, Abbott announced CE Marking for the ARCHITECT HbA1c Assay, which detects glycated hemoglobin, used primarily to monitor long-term diabetes control. Additionally, Abbott expects to launch assays in the areas of cardiac care, fertility, metabolics and infectious disease, which will broaden and differentiate its industry-leading menu.

•                  Future growth for the Core Laboratory Diagnostics business will be driven by its next-generation blood screening, hematology, and immunochemistry analyzers, as well as advanced automation and informatics solutions to provide high-quality results and information, while enhancing laboratory productivity and reducing costs.

•                  Nutrition

•                  Abbott is focused on improving six areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. In the first half of 2012, Abbott launched more than 40 new innovations in key markets around the world, including Similac Stage 1 in India, Similac Total Comfort in Brazil and Hong Kong, Similac Mom in Taiwan, Glucerna Triple Care in Vietnam, and Ensure Clear, PediaSure SideKicks Clear and ZonePerfect Perfectly Simple in the United States. We expect to continue to launch a number of new products and formulations this year and have more than 30 clinical studies underway to demonstrate proven outcomes with our nutrition innovation.

•                  Established Pharmaceuticals

•                  Abbott’s large and growing portfolio of more than 500 established pharmaceuticals consists of trusted, well-known brands that have broad use throughout the world. Over the next several years, we expect to bring these medicines to broader patient populations through registrations across multiple geographies, as well as launches of improved formulations to enhance efficacy and improve convenience. We continue to expand our presence and launch new brands, packaging enhancements and formulations.

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